EXHIBIT 5.1

[MINTZ LEVIN LETTERHEAD]

December    , 2006

Interleukin Genetics, Inc.
135 Beaver Street
Waltham, MA 02452

Ladies and Gentlemen:

        We have acted as counsel to Interleukin Genetics, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to the proposed issuance of up to 2,533,234 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"), issuable upon exercise of subscription rights to purchase shares of common stock (the "Rights").

        As such counsel, we have examined copies of the Restated Certificate of Incorporation and By-Laws of the Company, each as amended to the date hereof, the Registration Statement, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents, and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

        Based upon and subject to the foregoing, we are of the opinion that the Rights and the Shares, when issued under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

        Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

        We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this Firm's name therein and in the Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
BOSTON / WASHINGTON / RESTON / NEW YORK / STAMFORD / LOS ANGELES / LONDON